Exhibit 11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our Report dated March 21, 2022, for the financial statements of American Stories Entertainment, Inc. for the fiscal years ended December 31, 2020 and December 31, 2021 and our Report dated December 9, 2022 for the period from January 1, 2022 to June 30, 2022; all of which are included herein on the SEC Regulation A+ Offering Statement of American Stories Entertainment, Inc. on Form 1-A.

We also consent to the reference to us under the heading “Experts” in this registration.

December 9, 2022.

Amjad N I Abu Khamis

Certified Public Accountant, NH 08224

CF Audits LLC

159 Main St. STE 100

Nashua NH 03060

603-607-7600

cpa@cfaudits.com